Exhibit 99.1

Agency Contact:
Pam Lagano
Lagano & Associates, Inc.

727.480.3082

plagano@laganoassoc.com

For Immediate Release

Aerosonic Reports Second Quarter Results

CLEARWATER, Fla. -- September 17, 2007 -- Aerosonic Corporation (AMEX:AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended July 27, 2007, with the United States Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	July 27, 2007	July 28, 2006	July 27, 2007	July 28, 2006
Revenues	$ 5,292,000	$ 7,595,000	$ 12,117,000	$16,076,000
Net income	$ (1,303,000)	$ (77,000)	$ (1,241,000)	$ 506,000
Earnings per share Basic	$ (0.37)	$ ($ 0.02)	$ (0.35)	$ 0.14

For its fiscal quarter ended July 27, 2007, the Company reported revenues of approximately $5.3 million, down 30% as compared to revenues of approximately $7.6 million for the fiscal quarter ended July 28, 2006. This decrease compared to last year was primarily attributed to consolidation of the Wichita, Kansas and Earlysville, Virginia facilities with the Florida location. Revenue recognition on the F-35 (Joint Strike Fighter) development program was also lower as the Company recognized increased subcontract costs.

The Company reported a net loss for the quarter ended July 27, 2007 of approximately $1.3 million, or ($0.37) basic earnings per share, versus a net loss of ($77,000), or ($0.02) basic earnings per share for the quarter ended July 28, 2006. This decrease was the result of lower revenue and gross profits driven primarily by the constriction of production capacity during the cross-training required by the consolidation. During the second quarter, the Company incurred approximately $503,000 of costs related to the planned closure of its Earlysville, Virginia facility. The Company incurred approximately $785,000 of costs related to the consolidation for the six months ended July 27, 2007.

"We are making a significant investment in our people, equipment and facilities in the interest of successfully completing our consolidation," stated David Baldini, Aerosonic's Chairman, President and Chief Financial Officer. "While this investment has had a substantial impact on our current financial performance, it will result in a structure that will help provide resources to improve earnings and fund research and development. By adding new products such as Primary Flight Displays and creating a structure that allows us to be more competitive, we have positioned the Company to take advantage of new opportunities that exist within our marketplace. We expect that the steps we are currently taking will result in a stronger more agile and better performing company in the future."

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.